As filed with the Securities and Exchange Commission on May ___, 2005.                                                                                               File No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

First Security Bancorp, Inc.

(Exact name of Registrant as specified in its charter)
Kentucky		61-1364206

(State of other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

318 East Main Street,	Lexington, Kentucky	40507

(Address of Principal Executive Offices)		(Zip Code)
Employment Agreement, dated December 1, 2003

(Full title of plan)

R. Douglas Hutcherson President and Chief Executive Officer First Security Bancorp, Inc. 318 East Main Street Lexington, Kentucky 40507 (859) 367-3700

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Cynthia W. Young, Esq.
Wyatt, Tarrant & Combs, LLP
500 W. Jefferson Street, Suite 2800
Louisville, Kentucky 40202
(502) 589-5235

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, no par value	20,000(2)	$14.00	$280,000	$32.60

(1)	The exercise price for options for 20,000 shares is $14.00 per share.

(2)

The Registrant also hereby registers such indeterminate number of additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the plan and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The following documents filed by First Security Bancorp, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

1.

The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004, including the information incorporated in the Form 10-KSB from the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Exchange Act for the Registrant’s Annual Meeting of Shareholders held on May 17, 2005;

2.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

3.

The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed April 30, 2002 (File No. 000-49781) and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

        Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.     Indemnification of Directors and Officers.

        Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the “Act”). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

        Article VIII entitled INDEMNIFICATION, of the Registrant’s Bylaws provides as follows:

ARTICLE VIII

Indemnification

        8.1     Definitions.  As used in this Article VIII:

(a) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) “Expenses” include attorneys’ fees;

(d) “Officer” means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Corporation; and

    (e)        “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other entity. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

        8.2     Indemnification by Corporation.

(a)	The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

(1)	Such Officer or Director conducted himself in good faith; and

(2)	Such Officer or Director reasonably believed:

(i)	In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and

(ii)	In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

(3)	In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b)

A Director’s conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 8.2 (a)(2)(ii) of these Bylaws.

(c)

Indemnification shall be made against judgments, penalties, fines, settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding, except (1) if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation, and (2) if the Proceeding charged improper personal benefit to the Officer or Director and the Officer or Director was adjudged liable on the basis that improper personal benefit was improperly received by him, indemnification shall not be made. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 8.2.

(d)	(1)

Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 8.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

(i)

The Corporation receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 8.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(ii)

The Corporation’s Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

(2)

The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

(3)	Determinations and authorizations of payments under this Section 8.2(d) shall be made in the manner specified in Section 8.2(e) of these Bylaws.

(e)	(1)

The Corporation shall not indemnify an Officer or Director under this Section 8.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 8.2.

(2)	Such determination shall be made:

(i)	By the Corporation’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii)

If a quorum cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Corporation’s Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii)	By special legal counsel:

(I)	Selected by the Corporation’s Board of Directors or its committee in the manner prescribed in Sections 8.2(e)(2)(i) and (ii) of these Bylaws; or

(II)

If a quorum of the Board of Directors cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 8.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(III)	By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

(3)

Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 8.2(e)(2)(iii) of these Bylaws to select counsel.

8.3

Further Indemnification. Notwithstanding any limitation imposed by Section 8.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 8.2 of these Bylaws, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines, settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or

Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

8.4

Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

Item 7.     Exemption from Registration Claimed.

        Not Applicable.

Item 8.     Exhibits

        See Exhibit Index on page 10, which is incorporated herein by reference.

Item 9.     Undertakings

     (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on the 25 day of May, 2005.

FIRST SECURITY BANCORP, INC.
By: /s/ R. Douglas Hutcherson R. Douglas Hutcherson President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Douglas Hutcherson and David Chrisman with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on the dates and in the capacities indicated.

Name	Capacity	Date

/s/ R. Douglas Hutcherson	President, Chief Executive	May 17, 2005
R. Douglas Hutcherson	Officer and Director (Principal Executive Officer)

Kristie L. Eubank	Acting Chief Financial Officer	May 17, 2005
Kristie L. Eubank	(Principal Financial and Accounting Officer)

Julian E. Beard	Director	May 17, 2005
Julian E. Beard

Harold Glenn Campbell	Director	May 17, 2005
Harold Glenn Campbell

/s/ A.F. Dawahare	Director	May 17, 2005
A.F. Dawahare

/s/ Dr. Kenneth L. Gerson;	Director	May 17, 2005
Dr. Kenneth L. Gerson

/s/ Tommy R. Hall	Director	May 17, 2005
Tommy R. Hall

/s/ Erle L. Levy	Director	May 25, 2005
Erle L. Levy

/s/ Dr. Ira P. Mersack	Director	May 17, 2005
Dr. Ira P. Mersack

/s/ Robert J. Rosenstein	Director	May 17, 2005
Robert J. Rosenstein

/s/ Richard S. Trontz	Director	May 17, 2005
Richard S. Trontz

/s/ Kathy E. Walker	Director	May 17, 2005
Kathy E. Walker

/s/ D. Woodford Webb, Jr.	Director	May 17, 2005
D. Woodford Webb, Jr.

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant and all amendments thereto (incorporated by reference to Exhibits 3.1 and 3.2 of the Registrant's Registration Statement on Form SB-2 [File No. 333-43444]).

4.2	Amended and Restated Bylaws of the Registrant.

5	Opinion and Consent of Wyatt, Tarrant & Combs, LLP.

23.1	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).

23.2	Consent of BKD, LLP

23.3	Consent of Crowe Chizek and Company LLC.

24	Power of Attorney (precedes signatures).

99.1	Employment Agreement, dated December 1, 2003, between First Security Bancorp, Inc., First Security Bank of Lexington and R. Douglas Hutcherson (incorporated by reference to Exhibit 10.11 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003 [File No. 000-49781]).